                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        Medialink Worldwide Incorporated
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                        MEDIALINK WORLDWIDE INCORPORATED
                                708 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  June 6, 2002


To Medialink Worldwide Incorporated Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Medialink Worldwide Incorporated (the "Company") will be held on June 6, 2002 at 9:30 a.m., Eastern Standard Time, at Medialink Worldwide Incorporated, 708 Third Avenue, New York, NY 10017 (the "Meeting"), for the following purposes, all as more fully described in the accompanying Proxy Statement:

             1. To elect three directors to serve for a three-year term expiring at the annual meeting in 2005 and until their successors are elected and qualified;

             2. To ratify the appointment of KPMG LLP as the Company's Independent Auditors for the fiscal year ending December 31, 2002; and

             3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on April 8, 2002 will be entitled to receive notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the Meeting will be maintained at the offices of the Company for a period of at least ten days prior to the Meeting.

         Whether or not you expect to attend the Meeting, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the proxy card in the accompanying envelope as soon as possible, so that your shares may be represented at the Meeting.


                                          By Order of the Board of Directors,


                                          J. GRAEME McWHIRTER
                                          Chief Financial Officer
                                          Executive Vice President and Secretary


Dated: April 22, 2002

                        MEDIALINK WORLDWIDE INCORPORATED
                                708 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                               ------------------

                                 PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           To be held on June 6, 2002

         This Proxy Statement is furnished to stockholders of Medialink Worldwide Incorporated, a Delaware corporation (the "Company" or "Medialink"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Stockholders and any adjournments thereof (the "Meeting"). The Meeting is scheduled to be held on June 6, 2002, at 9:30 a.m., Eastern Standard Time, at Medialink Worldwide Incorporated, 708 Third Avenue, New York, NY 10017.

                                  INTRODUCTION

         The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company in connection with the Meeting to be held at Medialink Worldwide Incorporated, 708 Third Avenue, 8th floor, New York, NY 10017, on June 6, 2002, at 9:30 a.m., Eastern Standard Time, or any adjournment or adjournments thereof. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 22, 2002.

         At the Meeting, stockholders will be asked to vote upon: (1) the election of three directors each to serve three year terms, expiring at the 2005 annual meeting; (2) the ratification of the Company's Independent Auditors; and
(3) such other business as may properly come before the Meeting and at any adjournments thereof.

         Each proxy executed and returned by a stockholder may be revoked at any time thereafter by written revocation, by execution of a written proxy bearing a later date or by attending the Meeting and voting in person. No such revocation will be effective, however, with respect to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the election of the nominees for director set forth herein and for the other proposals.

         The Board of Directors has fixed April 8, 2002 as the record date (the "Record Date") for the purpose of determining the stockholders entitled to notice of and to vote at the Meeting. As of such date, there were issued and outstanding and entitled to vote 5,948,843 shares of Common Stock, each such share being entitled to one vote. A quorum of the stockholders, present in person or by proxy, consists of the holders of a majority of the outstanding shares.

         The cost of solicitation of proxies will be borne by the Company. The Board of Directors may use the services of the individual directors, officers and other regular employees of the Company to solicit proxies personally or by telephone or facsimile and may request brokers, fiduciaries, custodians and nominees to send proxies, Proxy Statements and other material to their principals and reimburse them for their out-of-pocket expenses.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. The Board currently consists of eight persons in three classes, two classes consisting of three directors and one class consisting of two directors. The class whose term of office expires at the Meeting currently consists of three directors. The directors elected to this class, Harold Finelt, Donald Kimelman and Laurence Moskowitz, will serve for a term of three years, expiring at the 2005 annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees listed below are currently directors of the Company.

         Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election of directors of the three nominees to serve for three-year terms expiring at the 2005 annual meeting, in each case until his successor is elected and qualified. In the event either nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named will serve if elected.

The Board of Directors Recommends a Vote FOR All Three Nominees.

Nominees for director for three-year term ending in 2005:

                                                                                                                      Served as
Name                                    Position with the Company or Principal Occupation                           Director From
----                                    -------------------------------------------------                           -------------

Harold Finelt.......................... Venture Partner of American Research & Development, a private venture           1987
                                        capital firm

Donald Kimelman........................ Director, Venture Fund, The Pew Charitable Trust                                1987

Laurence Moskowitz..................... Chairman, President and Chief Executive Officer of the Company                  1986

Continuing director for term ending upon the 2003 annual meeting of stockholders:

                                                                                                                      Served as
Name                                    Position with the Company or Principal Occupation                           Director From
----                                    -------------------------------------------------                           -------------

J. Graeme McWhirter.................... Executive Vice President, Chief Financial Officer and                           1998
                                          Secretary

James J. O'Neill....................... Private Financial Consultant                                                    1994

Paul Sagan............................. President of Akamai Technologies, Inc.                                          1997

Continuing director for term ending upon the 2004 annual meeting of stockholders:

                                                                                                                      Served as
Name                                    Position with the Company or Principal Occupation                           Director From
----                                    -------------------------------------------------                           -------------

Alain Schibl........................... Partner and board member of Eternity Asset Management, LLP                      2000

Theodore Wm. Tashlik................... Member of Tashlik, Kreutzer, Goldwyn & Crandell P.C., a law firm                1992

Executive Officers and Directors

       All nominees for election as directors are members of the present Board of Directors. The following table sets forth certain information with respect to the executive officers and directors of the Company as of April 15, 2002:

Name                              Position
----                              --------

Laurence Moskowitz..............  Chairman of the Board, President and Chief
                                      Executive Officer

J. Graeme McWhirter.............  Executive Vice President, Chief Financial
                                      Officer, Secretary and Director

Richard Frisch..................  Senior Vice President, President and Executive
                                      Officer of the Medialink MCTV Division

Mark Weiner.....................  Executive Vice President of Delahaye Medialink

Mary Buhay......................  Vice President/US Sales

Alain Schibl....................  Director

Harold Finelt...................  Director

Donald Kimelman.................  Director

James J. O'Neill................  Director

Paul Sagan......................  Director

Theodore Wm. Tashlik............  Director

         Laurence Moskowitz, 50, the founder of Medialink, has served as Chairman, President and Chief Executive Officer of the Company since its inception in 1986. He began his professional career as a reporter for United Press International in Pittsburgh before being promoted to an editor for UPI in Philadelphia. In 1976 Mr. Moskowitz founded Mediawire, a Philadelphia-based regional public relations newswire which was merged into PR Newswire, a unit of United News & Media plc, where he was Vice President until leaving to form Medialink.

         J. Graeme McWhirter, 46, a co-founder of Medialink, has served as a director of the Company since April 1998 and as Chief Financial Officer since 1986 and has been Executive Vice President since 1992. From 1984 to 1988, Mr. McWhirter was Executive Vice President and Chief Financial Officer of Commonwealth Realty Trust, a publicly quoted Real Estate Investment Trust. From 1976 to 1984, Mr. McWhirter was with KPMG LLP in London and Philadelphia as a manager.

         Richard Frisch, 44, joined Medialink in June 1997 as Senior Vice President and President and Executive Officer of the MCTV Division of Medialink. From August 1995 to June 1997, Mr. Frisch was the founder and President of Corporate TV Group, Inc. From January 1995 to July 1995, Richard Frisch was the President of the Corporate Television division of Reuters New Media. From January 1991 to December 1994, Richard Frisch was Vice President of Reuters Corporate Television (formerly Visnews), producers of worldwide video communications for corporations.

         Mark Weiner, 46, joined Medialink in September 1994 as Vice President Research and Media Relations. From April 1986 to September 1992, Mr. Weiner served as a Managing Partner of PR Data. From September 1992 to September 1993, Mr. Weiner served as Senior Vice President of Copernicus: The Marketing Investment Strategy Group, a marketing and research consultancy. He was a columnist with McNaught Newspaper Syndicate after working with the staff of the New York Times News Service from 1979 to 1984.

         Mary Buhay, 37, has served as Vice President/US Sales since April 1998. She served as Vice President/Sales and Special Services from July 1996 to April 1998. Ms. Buhay joined Medialink in March 1993 as Sales Manager, in October 1993 she was promoted to New York Bureau Manager and in August 1995 she was appointed Associate Vice President for eastern and mid-western sales. From 1988 to 1993, Ms. Buhay held sales management positions in the news and advertising division of Radio TV Reports, a broadcast research firm owned by the Arbitron Company.

         Alain Schibl, 36, has served as a director of the Company since September 14, 2000. From 1994 to 1996 Mr. Schibl acted as the Director of Fixed Income and Equity Trading at Union Bancaire Privee, London, England. From 1996 to 2001 he has been Managing Director--Global Head of Capital Market, Fixed Income, Equity and Convertibles, at Union Bancaire Privee, London, England. Mr. Schibl is now a Partner of Eternity Asset Management LLP, London. Mr. Schibl is also a board member of Domaine de Rochegrise, Transbat, Chalbat, Grenat Real Estate and Eternity Asset Management, all based in Switzerland.

         Harold Finelt, 41, has served as a director of the Company since 1987. Mr. Finelt joined American Research & Development, a private venture capital firm, as an associate in 1986 and he has been a Vice President, a general partner, and is now a Venture Partner of American Research & Development's venture funds. He was a managing general partner of Hospitality Technology Funds, L.P. Mr. Finelt also serves on two private company boards.

         Donald Kimelman, 54, has served as a director of the Company since 1987. In March 1997, Mr. Kimelman became the manager of Venture Funds of The Pew Charitable Trust. He currently serves as Director, Venture Funds, The Pew Charitable Trust. Mr. Kimelman was the Pennsylvania editor of the Philadelphia Inquirer responsible for supervising state and suburban coverage since January 1996 to March 1997. Mr. Kimelman worked for the Annapolis Evening Capital and the Baltimore Sun prior to joining the Philadelphia Inquirer. At the Inquirer, he had local, national, foreign and investigative assignments prior to becoming an editor. From 1981 to 1983, he was a national correspondent and from 1983 to 1987 he was Moscow bureau chief. Mr. Kimelman was deputy editor of the editorial page of the Philadelphia Inquirer from 1987 to 1993 and became foreign editor in August 1994.

         James J. O'Neill, 64, has served as a director of the Company since 1994. Since 1995 he has acted as a private financial consultant. From 1990 to 1995 Mr. O'Neill served as a Senior Vice President of Rothschild Inc.

         Paul Sagan, 43, has served as a director of the Company since March 1997. Since April 1999, he has been President of Akamai Technologies, Inc., a provider of web content and Internet application delivery services, and was its Chief Operating Officer from October 1998 to March 2001. From July 1997 to July 1998, Mr. Sagan served as Senior Advisor to the World Economic Forum, a Swiss foundation whose membership is comprised of multi-national corporations. From September 1991 to December 1996, Mr. Sagan was employed by Time Warner, Inc., most recently as President and Editor of Time Inc. New Media.

         Theodore Wm. Tashlik, 62, has served as a director of the Company since 1992. Mr. Tashlik has been a member of the law firm of Tashlik, Kreutzer, Goldwyn & Crandell P.C., which represents the Company in certain matters, for more than five years.


Directors' Fees

         Directors receive cash compensation in the amount of $2,000 for their services for each meeting attended, are reimbursed for expenses incurred in attending board meetings and receive a fee of $500 for attending other informational meetings. Audit Committee members receive a fee of $2,000 per meeting. In addition, each non-employee director is granted options annually to purchase 3,000 shares of Common Stock under the Company's 1996 Directors Stock Option Plan.

Committees and Meetings of The Board of Directors

         During Fiscal Year 2001, the Board of Directors held 13 meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors, and the committees on which the director served.

The Board has three committees: the Audit Committee, the Stock Option Committee and the Compensation Committee.

         Audit Committee. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal controls. In addition, the Audit Committee meets periodically with the independent auditors and representatives of management to review accounting activities, financial control and reporting. The Audit Committee is comprised of Messrs. Harold Finelt, Donald Kimelman and James J. O'Neill, and held 4 meetings during fiscal 2001.

         Stock Option Committee. The Stock Option Committee is responsible for administering the Company's stock option plans. The Stock Option Committee is comprised of Messrs. Harold Finelt and Donald Kimelman and held 3 meetings during fiscal 2001.

         Compensation Committee. The Compensation Committee is responsible for establishing salaries, bonuses, and other compensation for the Company's officers. The Compensation Committee is comprised of Messrs. Harold Finelt, Donald Kimelman and Theodore Wm. Tashlik and held 3 meetings during fiscal 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

         Pursuant to Section 16(a) of the Securities Exchange Act of 1934, and the rules issued thereunder, the Company's directors, executive officers and persons holding more than 10% of the Company's outstanding common stock are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of common stock and other equity securities of the Company. Based solely on the Company's review of copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal 2001, all of its executive officers, directors and persons holding more than 10% of the Company's outstanding Common Stock complied with the requirements of Section 16(a), except for Richard Frisch who was late in filing 1 report for 2 transactions and James J. O'Neill who was late in filing 1 report for 1 transaction.

                             ADDITIONAL INFORMATION

Stock Ownership

       The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 2002, by (i) each executive officer, identified in the Summary Compensation Table below; (ii) each director and nominee for director; (iii) all executive officers and directors as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                     Shares of Common Stock
                                                                                    Beneficially Owned as of
                                                                                        April 15, 2002(1)
                                                                               -----------------------------------

Executive Officers,                                                               Number of          Percent of
Directors and 5% Stockholders                                                      Shares               Class
                                                                               ---------------     ---------------

Laurence Moskowitz(2) ................................................                 515,350                8.45%
c/o Medialink Worldwide Incorporated
708 Third Avenue
New York, NY 10017

J. Graeme McWhirter(3) ...............................................                 224,644                3.70%

Mary Buhay(4) ........................................................                  14,360                    *

Mark Weiner(5) .......................................................                  16,350                    *

Richard Frisch(6) ....................................................                 125,119                2.10%

Harold Finelt(7) .....................................................                  92,624                1.55%

Donald Kimelman(8) ...................................................                  52,400                    *

James J. O'Neill(9) ..................................................                  21,800                    *

Theodore Wm. Tashlik(10) .............................................                  80,221                1.34%

Paul Sagan(11) .......................................................                  37,500                    *

Alain Schibl(12) .....................................................                  18,666                    *

All Named Executive Officers and Directors as a Group
(11 Persons)(13) .....................................................               1,199,034               18.76%

Others:

Brown Capital Management, Inc. .......................................               1,541,300               25.92%
1201 North Calvert Street
Baltimore, Maryland 21201

FMR Corp. ............................................................                 567,100                9.54%
82 Devonshire Street
Boston, Massachusetts 02109

Dimensional Fund Advisors Inc. .......................................                 320,200                5.38%
1299 Ocean Avenue
Santa Monica, California 90401

---------------

* Represents less than 1% of the outstanding shares of Common Stock including shares issuable to such beneficial owner under options which are presently exercisable or will become exercisable within 60 days.

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person.

(2) Includes 149,800 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(3) Includes 124,494 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002. Also includes 21,000 shares owned by the McWhirter Family Associates LLC which may be deemed to be beneficially owned by Mr. McWhirter.

(4) Includes 10,760 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(5) Includes 10,200 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(6) Includes 19,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002. The shares of Common Stock are held by Jake & Zach Media Holdings Group, Inc. Mr. Frisch, as sole shareholder of Jake & Zach Media Holdings Group, Inc., may be deemed to beneficially own all of such shares.

(7) Includes 19,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(8) Includes 29,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(9) Includes 19,800 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(10) Includes 29,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(11) Includes 22,000 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(12) Includes 8,666 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

(13) Includes 443,320 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 15, 2002.

Executive Compensation

The following table shows the compensation paid for the years ended December 31, 2001, 2000, and 1999 to (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on December 31, 2001 and whose salary plus bonus exceeded $100,000 for the year ended December 31, 2001 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                    Long-Term
                                                                                  Compensation
                                                         Annual Compensation         Awards
                                                         -------------------         ------

                                                                                   Securities
                                                                                   Underlying
Name and Principal                                                                  Options/              All Other
     Position                            Year        Salary ($)(1)   Bonus ($)(1)    SARs(#)          Compensation($)(4)
-----------------                        ----        -------------   ------------    -------          ------------------

Laurence Moskowitz                       2001           $296,795       $82,451         27,000               $7,683
Chairman of the Board,                   2000            296,857       104,773             --                2,550
President and Chief                      1999            259,536       145,209         11,500                2,400
Executive Officer

Richard Frisch                           2001           $322,915      $234,683  (2)    10,000               $2,550
Senior Vice President, President and     2000            315,739       247,644  (2)        --                2,550
Executive Officer of the                 1999            298,833       278,607          9,000                2,400
Medialink MCTV Division

J. Graeme McWhirter                      2001           $294,170       $61,452         23,000               $6,950
Executive Vice President,                2000            266,875        79,366             --                2,550
Chief Financial Officer and              1999            201,282        56,105         11,500                2,400
Secretary

Mary Buhay                               2001           $121,045            $0          4,000                   --
Senior Vice President/U.S.               2000             86,530       119,131  (3)        --                   --
                                         1999            120,914        63,310          6,300                   --

Mark Weiner                              2001           $160,000       $31,000         10,000               $2,262
Executive Vice President/                2000            145,200            --             --                1,815
Delahaye Medialink                       1999            137,479            --          5,500                2,062

------------

(1) All figures are rounded down to the nearest whole dollar. For Messrs. Moskowitz and McWhirter, such figures reflect bonuses paid in 2001, 2000 and 1999 for prior calendar year's performance.

(2) Includes sales commissions of $53,616 and $7,314 in 2001 and 2000, respectively.

(3)   Includes sales commission of $119,131 in 2000.

(4) Represents matching contributions by the Company to the Company's 401(k) tax deferred savings plan (the "401(k) Plan") for the benefit of the executive.

Stock Options Granted to Certain Executive Officers During the Last Fiscal Year

         The following table contains certain information concerning options for the purchase of the Company's Common Stock that were awarded to each of the Named Executive Officers in 2001. No stock appreciation rights were granted to these individuals during such year.

                      Option/SAR Grants in Last Fiscal Year
                              Individual Grants(1)

                                                                                                             Potential Realizable
                                                                Percent of                                     Value at Assumed
                                                                  Total                                         Annual Rates of
                                         Number of               Options/                                        Stock Price
                                         Securities                SARs                                        Appreciation for
                                         Underlying             Granted to         Exercise                      Option Term(3)
                                          Options/             Employees in       Price Per   Expiration         --------------
Name                                  SARs Granted(#)         Fiscal Year(2)        Share        Date         5%($)        0%($)
----                                  ---------------         --------------        -----        ----         ----         -----

Laurence Moskowitz............             27,000                  8.02%            $3.30      5/24/2011      56,035       142,003
J. Graeme McWhirter...........             23,000                  6.84%            $3.30      5/24/2011      47,733       120,965
Mary Buhay....................              4,000                  1.10%            $3.30      5/24/2011       8,301        21,037
Mark Weiner...................             10,000                  2.97%            $3.30      5/24/2011      20,754        52,594
Richard Frisch................             10,000                  2.97%            $3.30      5/24/2011      20,754        52,594

--------

(1) These options have a term of 10 years, subject to earlier termination upon certain events related to termination of employment and amendment or termination of the Plan. Each of these options was granted at an exercise price equal to the estimated fair market value of the underlying stock on the date of the grant, as determined by the Board of Directors. The option shares vested 20% on the date of grant and will vest 20% on each anniversary date thereafter.

(2) Based on options granted for an aggregate of 366,732 shares during the year ended December 31, 2001.

(3) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

Option Exercises and Fiscal Year-End Values

The following table sets forth information concerning option exercises and option holdings for the year ended December 31, 2001 with respect to each of the Named Executive Officers.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                                  Number of Securities           Value of Unexercised
                                 Shares            Value          Underlying Unexercised             In-The-Money
                               Acquired on       Realized        Options/SARs At Fiscal            Options/SARs At
Name                           Exercise(#)        ($)(1)               Year-End(#)               Fiscal Year-End($)(2)
----                           -----------        ------               -----------               ---------------------
                                                               Exercisable     Unexercisable    Exercisable   Unexercisable
                                                               -----------     -------------    -----------   -------------

Laurence Moskowitz ........       2,000           $2,860         137,700          24,200             $--            $--
Richard Frisch ............          --               --          15,800           2,200              --             --
J. Graeme McWhirter .......       8,400           12,012         116,294           2,600              --             --
Mary Buhay ................         720            1,029           9,460           1,560              --             --
Mark Weiner ...............          --               --           7,200           1,400              --             --

-----------

(1) Difference between the fair market value of the Common Stock purchased and the exercise price on the date of exercise.

(2) Difference between the fair market value of the underlying common stock ($2.61 per share) and the exercise price for in-the-money options on December 31, 2001.

Employment Contracts

         Laurence Moskowitz and J. Graeme McWhirter have entered into amended and restated employment agreements with the Company dated as of August 28, 2001. The employment agreement with Mr. Richard Frisch commenced on June 16, 1997. Such salaries are subject to annual review.

         The employment agreements with Messrs. Moskowitz and McWhirter provide for an annual base salary of $310,000 and $280,000, respectively, plus a bonus to be awarded annually at the discretion of the Compensation Committee.

         The employment agreement with Mr. Richard Frisch provides for an annual base salary of $250,000 plus a minimum annual bonus of $135,000, both subject to adjustment upward on an annual basis, plus additional bonuses in the event pre-tax net income goals specified in the employment agreement are reached. The employment agreement has a term of five years.

         The employment agreements entitle these executive officers to participate in the health, insurance, pension and other benefits, if any, generally provided to employees of the Company.

         The employment agreements contain covenants prohibiting the solicitation of employees and the solicitation of clients and vendors during certain periods and covenants prohibiting the improper disclosure of confidential information at any time. The employment agreements also provide that the executive officer, with certain exceptions, until two years after the termination of his employment with the Company, will not participate in any capacity in any business activities with respect to the production of video and audio public relations materials for distribution to news media, the distribution of public relations text, audio and video to news media and the general public via satellite, cassette, wire or other means, the maintenance of data bases of media contacts for and on behalf of clients, the analysis and written appraisal of public relations and public affairs campaigns as determined through press clipping review or electronic data base searches, and such other businesses as the Company may conduct from time to time.

         The Company may terminate the employment of the executive officers upon the death or extended disability of the executive officer or for cause (as defined). With the exception of Mr. Frisch, if the employment of an executive officer is terminated by the Company without cause or by the executive officer within one hundred and eighty (180) days prior to the end of the calendar year, the employment agreements require the Company to continue to pay the executive officer's salary for a period of twelve months from the date of termination of employment, notwithstanding that the balance of the term may be less than twelve months and the executive officer is entitled to continue to participate in the Company's hospitalization, group health benefits and disability plans. If the employment of Mr. Frisch is terminated by the Company without cause, his employment agreement requires the Company to continue to pay his salary, bonus and insurance benefits for a period equal to the earlier of the date Mr. Frisch commences employment elsewhere or the date the term would have expired.

         Laurence Moskowitz has a loan from the Company. The largest aggregate amount of indebtedness outstanding at any time during the Company's last fiscal year and the amount outstanding as of April 22, 2002 is $238,129.00. The rate of interest of the loan is the 30 Day Commercial Paper Rate charged to the Company under its line of credit facility, which was 1.78% at December 31, 2001, plus 1.75% per annum.

                 REPORT OF THE MEDIALINK WORLDWIDE INCORPORATED
                    BOARD OF DIRECTORS COMPENSATION COMMITTEE

         The Compensation Committee (the "Committee") of the Board of Directors of the Company determines the Company's executive compensation policies. The Committee is comprised of three non-employee Directors. After evaluating the performance of the Company and its executive officers, the Committee recommends compensation programs and salary levels to the entire Board of Directors for approval. Set forth below is a report submitted by the Committee addressing the Company's compensation policies for the fiscal year ended December 31, 2001 as they affected the executive officers of the Company.

Compensation Philosophy

         The goal of the Company is to be a significant provider of quality services in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to stockholders, the Company must compete for, attract, develop, motivate and retain top quality executive management.

         In designing and administering the executive compensation program, the Committee strives to balance short and long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards. The Committee believes that stock ownership by executive officers is beneficial in aligning the common interests of management and stockholders to enhance stockholder value.

Components of Executive Compensation

         The three components of the Company's executive compensation program are base salary, annual bonus and stock option grants. These three elements are structured by the Committee, in conjunction with the Company's Stock Option Committee which is comprised of two non-employee Directors, to cumulatively provide the Company's executive officers with levels of total compensation consistent with the Company's executive compensation philosophy described above.

         The Company's executive salary levels are intended to be consistent with competitive salary levels and job responsibilities of each executive. Salary increases reflect competitive and economic trends, the overall financial performance of the Company and the performance of the individual executive. Factors considered in gauging the Company's overall financial performance include the Company's revenues and profits.

Relationship of Corporate Performance to Executive Compensation

         The Committee takes into account the executives' performance in special projects undertaken during the past fiscal year, contribution to strategic acquisitions and development of new services, improving quality of services, marketing strategies and general performance of individual job responsibilities and other factors. In addition, in determining executive compensation the Committee also considers the contribution of each executive officer to the growth in pre-tax earnings of the Company over the last fiscal year.

         Satisfaction of certain performance criteria (including initiative, contribution to overall corporate performance and managerial ability) is evaluated after informal discussions with the other members of the Board and, for all of the executives other than Mr. Moskowitz, after discussions with Mr. Moskowitz.

Compensation of Chief Executive Officer

         In addition to the factors mentioned above, the Committee's general approach in setting Mr. Moskowitz's annual compensation is to seek to be competitive with other companies in the Company's industry and to reward Mr. Moskowitz's strategic management abilities in directing the Company's expansion efforts and its development and exploitation of new markets, growth of its international business and new business opportunities.

                                              Compensation Committee

                                              Harold Finelt
                                              Donald Kimelman
                                              Theodore Wm. Tashlik

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors (the "Committee") is comprised of three independent directors. The responsibilities of the Committee are set forth in its written charter (the "Charter"), which has been adopted by the Company's Board of Directors (the "Board").

         The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company's independent auditors, internal auditors and management of the Company to review accounting, auditing, internal controls and financial reporting matters.

         During fiscal year 2001 this Committee met 4 times, 1 time in person and 3 times by telephonic communication prior to the release of quarterly earnings information. The Company's senior financial management and independent auditors were in attendance at all such meetings. At each such meeting held in person, this Committee conducted a private session with the independent auditors, without the presence of management.

         The management of the Company is responsible for the preparation and integrity of financial information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles and upon the Company's independent auditors to review (in the case of quarterly financial statements) or audit (in the case of its annual financial statements), as applicable, such financial statements in accordance with generally accepted auditing standards.

         The Committee has reviewed and discussed with senior management the Company's audited financial statements for the fiscal year ended December 30, 2001, included in the Company's 2001 Annual Report to Stockholders. Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

         In discharging the Committee's oversight responsibility for the audit process, we have discussed with KPMG LLP ("KMPG"), the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees). SAS 61 requires the Company's Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

         The Committee has obtained from KPMG a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between KPMG and the Company which in their professional judgment may reasonably be thought to bear on independence. KPMG has discussed its independence with the Committee, and has confirmed in its letter to the Committee that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

         Based upon the foregoing review and discussions with senior management of the Company, the Committee has recommended to the Company's Board that the financial statements prepared by the Company's management and audited by its independent auditors be included in the Company's 2001 Annual Report to Stockholders, and that such financial statements also be included in the Company's Annual Report on Form 10-K, for filing with the United States Securities & Exchange Commission. The Committee also has recommended to the Board the reappointment of KPMG as the Company's outside accounting and audit firm for 2002, and the Board has concurred in such recommendation.

         As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company's management and independent auditors. In giving its recommendations to the Board, the Committee has relied on (i) management's representations to it that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and
(ii) the report of the Company's independent auditors with respect to such financial statements.

         Each of the members of the Audit Committee is independent as defined under the requirements of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

                                Presented by the members of the Audit Committee:
                                        Harold Finelt
                                        Donald Kimelman
                                        James J. O'Neill

Performance Graph

       The following graph compares the thirty-five month percentage change in the cumulative total stockholder return on the Company's Common Stock with The Nasdaq Composite, the Standard & Poors 500 Composite and Nasdaq Telecomm, a peer group index for the period commencing January 31, 1998 and ending December 31, 2001. The peer group consists of 189 companies engaged in the communications industry and includes Metro Networks, Inc., United Video Satellite Group, Inc. and Panamsat Corp. The graph assumes that $100 was invested on January 31, 1998 in the Company's Common Stock and in each of the other indices and assumes reinvestment of all dividends and is weighted on a market capitalization basis.

                         COMPARE CUMULATIVE TOTAL RETURN
                       AMONG MEDIALINK, NASDAQ COMPOSITE,
                     NASDAQ TELECOMM AND S & P 500 COMP-LTD.

                               TOTAL RETURN INDEX


                                    [CHART]

Source: Bloomberg                                Base year = 100:       1/31/98

Company Name                            Jan-97          Dec-97          Dec-98           Dec-99          Dec-00          Dec-01
                                        ------          ------          ------           ------          ------          ------

MEDIALINK WORLDWIDE INC                  100.00          133.33          167.90           79.63           43.21           25.82
S&P 500 COMP-LTD                         100.00          125.52          161.38          195.34          167.94          146.04
NASDAQ INDEX COMPOSITE                   100.00          114.27          160.20          298.16          179.04          141.35
NASDAQ TELECOM                           100.00          140.25          229.50          465.57          211.56          108.02

                   Assumes $100 invested on January 31, 1997.
 Assumes dividend reinvested for the forty-seven months ended December 31, 2001.

                PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

         The Company is asking the stockholders to ratify the appointment of KPMG LLP as the Company's Independent Auditors for the fiscal year ending December 31, 2002.

         In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

         KPMG LLP has audited the Company's financial statements annually since fiscal 1987. Its representatives will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

         The aggregate fees billed by the Company's Independent Auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and (ii) the review of the Company's quarterly financial statements set forth in its Quarterly Reports on Form 10-Q for each of its fiscal quarters, were approximately $201,000.

Financial Information Systems Design and Implementation Fees

         The Company did not engage its Independent Auditors to provide any professional services in connection with (i) operating or supervising the operation of, its information system or managing its local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.

All Other Fees

         The aggregate fees for all other services rendered by the Independent Auditors for the Company's most recent fiscal year were approximately $3,000. These fees include primarily work performed by the Independent Auditors with respect to domestic and international tax advice and other tax services.

         The Audit Committee has advised the Company that it has determined that the non-audit services rendered by its Independent Auditors during its most recent fiscal year are compatible with maintaining their independence.

         The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP to serve as the Company's Independent Auditors for the fiscal year ending December 31, 2002.

                                 OTHER BUSINESS

         The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the Meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

Voting Procedures

         Directors of the Company must be elected by a plurality of the vote of the shares of Common Stock present in person or represented by proxy at the Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

         With respect to any other matter that may be submitted to the stockholders for a vote, the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter is required to become effective. With respect to abstentions, the shares are considered present at the Meeting for the particular matter, but since they are not affirmative votes for the particular matter, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares are not considered present at the Meeting for the particular matter as to which the broker withheld authority.

                        2003 PROPOSALS FOR ANNUAL MEETING

Deadline for Receipt of Stockholder Proposals

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2003 annual meeting and that stockholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Company no later than December 23, 2002, which is 120 calendar days prior to the anniversary of this year's mail date, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

         If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2003 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Company's bylaws (the "Bylaw Deadline"). If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

         SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2003 annual meeting is March 8, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 2003 annual meeting. Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at next year's annual meeting and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

         The Company has not been notified by any stockholders of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals received between the date of this proxy statement and the Bylaw Deadline for this year's Annual Meeting, which is April 29, 2002 (the seventh day after this proxy statement is mailed).

Annual Report

         The Company's Annual Report containing audited consolidated financial statements for the fiscal year ended December 31, 2001 accompanies this Proxy Statement. THE COMPANY WILL SEND TO A STOCKHOLDER, UPON REQUEST WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF J. GRAEME MCWHIRTER, SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.





                                             By Order of the Board of Directors
                                             MEDIALINK WORLDWIDE INCORPORATED


                                             J. Graeme McWhirter
                                             Secretary

Dated: April 22, 2002

                        MEDIALINK WORLDWIDE INCORPORATED


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        MEDIALINK WORLDWIDE INCORPORATED
           IN CONNECTION WITH ITS 2002 ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 6, 2002


         The undersigned stockholder of Medialink Worldwide Incorporated (the "Company") hereby appoints Laurence Moskowitz and J. Graeme McWhirter or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote at the 2002 annual meeting of stockholders of the Company to be held on June 6, 2002, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:


      PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED


                         (Continued on the reverse side)


.................................................................................
                           /\ FOLD AND DETACH HERE /\




                        MEDIALINK WORLDWIDE INCORPORATED



                                 Annual Meeting
                                       of
                                  Stockholders


                              Thursday-June 6, 2002
                                    9:30 A.M.
                        Medialink Worldwide Incorporated
                                708 Third Avenue
                            New York, New York 10017

MEDIALINK WORLDWIDE INCORPORATED RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES AND PROPOSALS LISTED BELOW

                                                            Please mark
                                                           your votes as   /X/
                                                           indicated in
                                                           this example

1. ELECTION OF NOMINEES-To elect each of 01 Harold Finelt, 02 Donald Kimelman and 03 Laurence Moskowitz as a director of the Company to serve three-year terms until the Company's 2005 Annual Meeting of Stockholders.

          FOR all nominees listed                WITHHOLD AUTHORITY to
           above (except as marked               vote for all nominees
              to the contrary)                        listed above

                    / /                                  / /


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


--------------------------------------------------------------------------------


2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

                    FOR             AGAINST            ABSTAIN

                    / /               / /                / /


3. In their discretion upon such other matters as may properly come before the Meeting.


This Proxy will be voted as directed or, if no direction is given, will be voted FOR the election of the nominees and the approval of the proposals described above.



Dated:____________________________________________________________________, 2002


--------------------------------------------------------------------------------
                                   (Signature)


--------------------------------------------------------------------------------
                                   (Signature)


--------------------------------------------------------------------------------
                               (Title or Capacity)

(Please sign your name or names exactly as it appears on your stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.)




.................................................................................
                           /\ FOLD AND DETACH HERE /\